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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
Payless ShoeSource, Inc.
Topeka, Kansas

We consent to the incorporation by reference in Registration Statement Nos. 333-25877, 333-28483, 333-30371, and 333-67684 of Payless ShoeSource, Inc. on
Forms S-8 of our report dated March 27, 2003, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the February 2, 2002 and February 3, 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of Payless ShoeSource, Inc. for the year ended February 1, 2003.

Deloitte & Touche LLP

Kansas City, Missouri
April 17, 2003